EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (333-192885) and Form S-8 (333-28423, 333-61855, 333-52042, 333-122686, 333-138963, 333-169274, 333-184028, 333-193024, 333-68844 and 333-85664) of Energy Focus, Inc. of our report dated March 27, 2014 with respect to the consolidated financial statements (which report expressed an unqualified opinion and contains explanatory language relating to substantial doubt about Energy Focus, Inc.’s ability to continue as a going concern) which appears in this Form 10-K.

/s/ Plante & Moran, PLLC

Cleveland, Ohio

March 27, 2014